Exhibit 99.1

Stacy Feit

Financial Relations Board

(213) 486-6549

sfeit@frbir.com

CANDELA REPORTS FOURTH QUARTER AND

FISCAL YEAR 2008 RESULTS

WAYLAND, MA, August 20, 2008 — Candela Corporation (NASDAQ:CLZR) today reported results for the fourth fiscal quarter and fiscal year ended June 28, 2008.  Revenues of $37.8 million in the fourth quarter decreased 3.1 percent from $39.0 million in the comparable prior-year period.  The Company reported a net loss of $2.7 million, or $0.12 per share, for the fourth fiscal quarter versus a net loss of $727,000, or $0.03 per share, in the corresponding period last year.

Revenues from lasers and other products in the fourth quarter decreased to $25.6 million from $29.2 million in the prior year period.  Revenues from product-related services increased to $12.2 million from $9.8 million in the prior year period.

Gross profit margin declined to 40.6 percent for the fourth quarter from 51.6 percent in the comparative prior-year period primarily due to the product reliability issues that were discussed last quarter.   Fourth quarter 2008 selling, general and administrative expenses, including approximately $3.7 million in legal expenses, increased to $18.3 million, or 48.4 percent of revenues, compared with $16.7 million, or 42.3 percent of revenues in the same period last year.  Research and development spending for the fourth quarter decreased to $3.0 million from $5.1 million in the prior year’s quarter.

Gerard E. Puorro, President and Chief Executive Officer, said, “We are committed to minimizing the customer downtime associated with the product reliability issues that we are encountering and, as a result, we are going to great lengths to ease the burden on our customers and remain true to the Candela brand.  We expect the remainder of the calendar year to be challenging as we work through these issues and absorb the financial impact, while navigating the weaker North American market.  However, because we expect our litigation expenses to decline, we expect to return to profitability in the first calendar quarter of 2009.”

Total revenues for the fiscal year ended June 28, 2008 were $148.2 million, essentially consistent with last year.  Gross profit margin decreased to 45.1 percent from 50.5 percent in the prior year.  For the fiscal year ended June 28, 2008, the Company reported a net loss of $9.1 million, or $0.40 per share, versus net income of $6.3 million, or $0.27 per share, last year.

	Three Months Ended		Fiscal Year Ended
	June 28,	June 30,	June 28,	June 30,
(In thousands)	2008	2007	2008	2007

Revenue
Lasers and other products	$25,568	$29,211	$106,050	$113,225
Product-related services	12,205	9,776	42,168	35,332

Total	$37,773	$38,987	$148,218	$148,557

Revenue by Geography
U.S.	$12,229	$16,985	$56,210	$64,885
All other countries	25,544	22,002	92,008	83,672

Gross Margin
Lasers and other products	49.9%	57.9%	52.4%	56.5%
Product-related services	21.2%	32.8%	26.6%	31.5%
Total gross margin	40.6%	51.6%	45.1%	50.5%

Conference Call Details

The Company will host a conference call today at 5:00 p.m. ET to discuss this announcement. The call can be accessed live by dialing (866) 219-5885 or by visiting Candela Corporation’s website at www.candelalaser.com

Investors may access a replay by dialing (888) 266-2081, passcode 1272568, which will be available from 8:30 p.m. ET on August 20, 2008 through 11:59 p.m. ET on August 23, 2008. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in 86 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 20 years ago, and currently has an installed base of over 13,500 systems worldwide. Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of a material adverse judgment or increased litigation-related expenses in pending litigation matters.   dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 28,	June 30,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$21,059	$27,200
Marketable securities	12,131	11,773
Accounts receivable, net	40,172	38,455
Notes receivable	728	1,025
Inventories, net	33,141	21,368
Other current assets	9,629	7,136

Total current assets	116,860	106,957

Property and equipment, net	4,027	3,479

Long-term investments	3,512	12,260
Other assets	29,408	27,534

Total assets	$153,807	$150,230

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,917	$10,850
Accrued payroll and related expenses	4,680	5,344
Accrued warranty	5,373	5,486
Other accrued liabilities	10,178	7,246
Current liabilities of discontinued operations	1,200	1,257
Deferred income	13,614	10,000

Total current liabilities	50,962	40,183

Other long-term liabilities	5,247	8,537

Stockholders’ equity
Common stock	261	261
Less: Treasury stock	(24,855)	(22,458)
Additional paid-in capital	73,174	69,466
Accumulated earnings	45,588	54,536
Accumulated other comprehensive income (loss)	3,430	(295)

Total stockholders’ equity	97,598	101,510

Total liabilities and stockholders’ equity	$153,807	$150,230

CANDELA CORPORATION

Unaudited Condensed Consolidated Statements of Income (Loss)

(in thousands, except per share data)

	For the three-months ended		For the twelve-months ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Revenue	$37,773	$38,987	$148,218	$148,557
Cost of sales	22,426	18,867	81,420	73,494

Gross profit	15,347	20,120	66,798	75,063

Operating expenses:
Research and development	3,027	5,087	12,705	18,146
Selling, general and administrative	18,280	16,706	69,636	53,562

Total operating expenses	21,307	21,793	82,341	71,708

(Loss) income from operations	(5,960)	(1,673)	(15,543)	3,355

Other income:
Interest income	298	488	1,628	2,719
Other income (loss)	43	(2)	(1,645)	3,725

Total other income (loss)	341	486	(17)	6,444

(Loss) income before income taxes	(5,619)	(1,187)	(15,560)	9,799

(Benefit from) provision for income taxes	(2,967)	(460)	(6,489)	3,543

Net (loss) income	$(2,652)	$(727)	$(9,071)	$6,256

Net (loss) income per share of common stock:
Basic	$(0.12)	$(0.03)	$(0.40)	$0.27

Diluted	$(0.12)	$(0.03)	$(0.40)	$0.27

Weighted average shares outstanding:
Basic	22,673	22,968	22,725	23,086

Diluted	22,673	22,968	22,725	23,525